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                                                              EXHIBIT (a)(1)(ix)
                              RENT-A-CENTER, INC.

                      SUPPLEMENT TO THE OFFER TO PURCHASE
                                    FOR CASH
                   UP TO 2,200,000 SHARES OF ITS COMMON STOCK
             AT AN INCREASED PURCHASE PRICE NOT GREATER THAN $73.00
                         NOR LESS THAN $66.00 PER SHARE
                       PURSUANT TO THE OFFER TO PURCHASE
                        DATED APRIL 28, 2003, AS AMENDED
                             CUSIP NO. 76009N 10 0
THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 19, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

To Our Stockholders:

     On April 28, 2003, Rent-A-Center, Inc. ("Rent-A-Center") distributed an Offer to Purchase and Letter of Transmittal related to its modified "Dutch Auction" tender offer to purchase up to 2,200,000 shares of its common stock at a price not less than $60.00 per share and not greater than $66.00 per share. The tender offer was scheduled to expire on June 5, 2003. Rent-A-Center has extended the expiration date of the tender offer to 12:00 midnight, New York City time, on Thursday, June 19, 2003. Rent-A-Center has also increased the range of purchase prices to not less than $67.00 per share and not more than $73.00 per share. The maximum number of shares to be purchased remains 2,200,000.

     The offer to purchase was originally made upon the terms and subject to the conditions described in the Offer to Purchase dated April 28, 2003 (the "Offer to Purchase") and the related Letter of Transmittal (the "Original Letter of Transmittal") previously distributed to stockholders. The Offer to Purchase has been amended and supplemented by the enclosed Supplement to the Offer to Purchase (the "Supplement") and the related amended Letter of Transmittal (the "Letter of Transmittal"). The Offer to Purchase, the Supplement and the Letter of Transmittal, as amended or supplemented from time to time, together constitute the tender offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the tender offer in this letter is only a summary and is qualified by all of the terms and conditions of the tender offer set forth in the Offer to Purchase, the Supplement and Letter of Transmittal.

     TENDERS OF SHARES, LETTERS OF TRANSMITTAL AND INSTRUCTIONS TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEE HOLDERS SUBMITTED IN CONNECTION WITH THE ORIGINAL OFFER TO PURCHASE ARE NO LONGER EFFECTIVE, WITH A LIMITED EXCEPTION FOR CERTAIN PARTICIPANTS IN OUR 401(K) PLAN DESCRIBED BELOW. ALL OTHER STOCKHOLDERS THAT WISH TO PARTICIPATE IN THE TENDER OFFER SHOULD TREAT THIS EXTENSION AS A NEW TENDER OFFER, WHETHER OR NOT THEY WISH TO MAKE ANY CHANGE IN THEIR PREVIOUS INSTRUCTIONS. PARTICIPANTS IN OUR 401(K) PLAN THAT SPECIFIED ON THE YELLOW TRUSTEE DIRECTION FORM THAT THEY ARE WILLING TO SELL THE SHARES IN THEIR 401(K) PLAN ACCOUNT TO US AT THE PRICE DETERMINED BY US IN THE TENDER OFFER, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION, DO NOT NEED TO TAKE ANY ACTION IN RESPONSE TO THIS SUPPLEMENT.

     Rent-A-Center will determine a single per share price that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. Rent-A-Center will select the lowest purchase price that will allow it to purchase 2,200,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $73.00 per share nor less than $67.00 per share. All shares properly
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tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by Rent-A-Center, subject to proration provisions. All shares acquired in the tender offer will be acquired at the same purchase price. Rent-A-Center reserves the right, in its sole discretion, to purchase more than 2,200,000 shares in the tender offer, subject to applicable law. Shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions will be returned to the tendering stockholders at Rent-A-Center's expense. See Section 1 and Section 3 of the Offer to Purchase.

     If the number of shares properly tendered is less than or equal to 2,200,000 shares (or such greater number of shares as Rent-A-Center may elect to purchase pursuant to the tender offer), Rent-A-Center will, on the terms and subject to the conditions of the tender offer, purchase at the purchase price selected by Rent-A-Center all shares so tendered.

     If at the expiration of the tender offer more than 2,200,000 shares (or any such greater number of shares as Rent-A-Center may elect to purchase) are properly tendered at or below the purchase price, Rent-A-Center will buy shares first, from all stockholders owning beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in Rent-A-Center's 401(k)
Plan) (an "Odd Lot Holder") who properly tender all their shares at or below the purchase price selected by Rent-A-Center; second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by Rent-A-Center, subject to any conditional tenders; and third, if necessary to permit Rent-A-Center to purchase 2,200,000 shares, from holders who have tendered only shares subject to the condition that a specified minimum number of the holder's shares are purchased in the tender offer as described in
Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided such holders have tendered all of their shares) by random lot, to the extent feasible. See Section 1 and Section 6 of the Offer to Purchase.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

     If the tender offer is not fully subscribed by the extended expiration date, Rent-A-Center will consider making a further extension at the same price range for not more than three business days to permit Mark Speese, the Chief Executive Officer, Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. to make tenders sufficient to bring the total shares tendered by all holders to the maximum of 2,200,000 shares. All other stockholders could also tender shares (or withdraw previously tendered shares) during this extension. Mr. Speese has advised Rent-A-Center that he would tender up to 200,000 shares of common stock at $73.00 per share in response to this second extension period so long as the market price of Rent-A-Center's stock at the time of the tender is not greater than $73.00 plus customary transaction costs applicable in a sale outside the tender offer. Apollo has indicated that in the case of a second three business day extension of the tender offer, it will consider tendering up to 2,000,000 shares at the maximum price based on the market price and other considerations at that time. Rent-A-Center's other directors and executive officers have indicated that they do not intend to tender any shares in the tender offer. Rent-A-Center has entered into an agreement with Apollo to purchase at the final tender offer price a portion of its shares following completion of the tender offer. See Section 12 of the Offer to Purchase and the Supplement.

     Please note the following:

     1. You may tender your shares at prices not greater than $73.00 per share nor less than $67.00 per share, as indicated in the attached Letter of Transmittal, net to you in cash, without interest.

     2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

     3. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

     4. The tender offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, June 19, 2003, unless Rent-A-Center extends the tender offer.
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     5. The tender offer is for 2,200,000 shares, constituting approximately
6.3% of the shares outstanding as of June 5, 2003.

     6. Tendering stockholders who are tendering shares held in their name or who tender their shares directly to the Depositary (as defined in the Offer to Purchase) will not be obligated to pay any brokerage commissions or fees to Rent-A-Center or the Dealer Manager (as defined in the Offer to Purchase), solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Rent-A-Center's purchase of shares under the tender offer.

     7. If you wish to tender portions of your shares at different prices, you must complete and submit a separate Letter of Transmittal for each price at which you wish to tender each such portion of your shares.

     8. If you are an Odd Lot Holder and you tender all such shares at or below the purchase price before the expiration of the tender offer and check the appropriate boxes in the section entitled "Odd Lots" on the attached Letter of Transmittal, Rent-A-Center will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

     YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THAT THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 19, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

     If you wish to condition your tender upon the purchase of all shares tendered or upon Rent-A-Center's purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. Rent-A-Center's purchase of shares from all tenders which are so conditioned will be determined by random lot. To elect such a condition, complete the box entitled "Conditional Tender" in the attached Letter of Transmittal.

     The tender offer is being made solely under the Offer to Purchase as amended by the Supplement and the related Letter of Transmittal and is being made to all record holders of shares of common stock of Rent-A-Center. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Rent-A-Center residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

     On June 5, 2003, the last full trading day prior to the announcement of our intention to extend and reprice the tender offer, the last reported sale price of Rent-A-Center's shares on The Nasdaq National Market was $71.41 per share. Any stockholder whose shares are properly tendered directly to Mellon Investor Services LLC, the Depositary for the tender offer, and purchased in the tender offer, will not incur the usual transaction costs associated with open market sales. If you hold shares through a broker or bank, you should consult your broker or bank to determine whether any transaction costs are applicable. If you own fewer than 100 shares, the tender offer is an opportunity for you to sell your shares without having to pay "odd lot" discounts.

     If you have any questions regarding the tender offer or need assistance in tendering your shares, please contact Lehman Brothers Inc., the Dealer Manager for the tender offer, at (800) 524-4462 (toll free), or D. F. King & Co., Inc., the Information Agent for the tender offer, at (800) 431-9642 (toll-free).

June 5, 2003                              Sincerely,

                                          -s- Mitchell E. Fadel

                                          Mitchell E. Fadel,
                                          President and Chief Operating Officer